Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

Expro Announces Third Quarter 2026 Results

HOUSTON - November 3, 2026 – Expro Ltd (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three months ended September 30, 2026.

Third Quarter 2026 Highlights

•	Revenue was $440 million

•	Net loss of $5 million and net loss margin of 1.2%

•	Adjusted EBITDA(1) of $91 million with an Adjusted EBITDA margin(1) of 20.7%

•	Cash flow from operations of 65 million, or 15% of revenues

•	Adjusted free cash flow(2) of $52 million

•	The Company increases its 2026 annual Adjusted free cash flow guidance

•	Share repurchases of approximately $9 million (0.6 million shares at an average 16.14 per share)

•	Liquidity at the end of the quarter stood at $260 million

•	On October 26, 2026, the Board of Directors of the Company authorized a new $100 million share repurchase plan effective immediately and valid through December 31, 2027

Michael Jardon, Chief Executive Officer, commented, “As expected, our third quarter results reflect a sizeable sequential increase from the second quarter. Going forward, we expect another sizeable increase with our fourth quarter results.

“The Company continues to execute across its capital allocation strategy. During the quarter we invested approximately $31 million of capex in high-return projects, maintained a strong balance sheet, closed on the Enhanced Drilling acquisition, and returned cash to shareholders. With regard to the latter, the Company has repurchased approximately $12 million or 720 thousand shares since June 30, 2026, bringing the year-to-date repurchases to approximately 3.2 million shares. Most significantly this represents over $50 million of cash returned to shareholders in 2026, exceeding the Company’s goal of returning at least one-third of free cash flow to shareholders.

“During the quarter, the Company also made a decision to combine its MENA and APAC geographic regions. The new region now covers Asia, Middle East and North Africa, and has the abbreviation of ‘AMENA’. We are continually looking for ways to optimize and enhance the efficiency of our organization. This move is a direct result of those efforts. We project the AMENA region will have more economies of scale, which will be levered across our service offerings.”

Free Cash Flow

Expro generated $65 million in net cash provided by operating activities in the third quarter of 2026. After capital expenditures of $31 million, Expro generated $34 million of free cash flow and $52 million of Adjusted free cash flow in the third quarter of 2026.

Management believes that Adjusted free cash flow better reflects the Company’s performance by excluding one-time items, in line with corporate finance principles.

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2026	2026
Total revenue	$439,943	$1,200,698

Net cash provided by operating activities	$64,979	$171,725
Less: Capital expenditures	(31,452)	(88,400)
Free cash flow	33,527	83,325

Add: Merger and integration expense (*)	9,994	13,916
Add: Severance and other expense (*)	8,769	14,567
Adjusted free cash flow	$52,290	$111,808

(*)	Expenses directly referenced on the condensed consolidated statements of operations.

Shareholder Return

Since June 30, 2026, the Company has repurchased approximately 720 thousand shares at an average price of $16.16 per share, resulting in approximately $12 million of share repurchases. On October 26, 2026, the Board of Directors of the Company authorized a new $100 million share repurchase plan effective immediately and valid through December 31, 2027. Considering share repurchases year-to-date, Expro has already exceeded its annual commitment to utilize at least one-third of its annual Adjusted free cash flow generated for capital returns to shareholders. The Company will continue to deploy capital to generate the highest returns, including additional opportunistic share repurchases.

Short-Term Outlook

Expro delivered the expected step-change in operating and financial performance in the third quarter, including a near record quarterly Adjusted free cash flow. Additionally, we expect another quarter of strong Adjusted free cash flow generation in the fourth quarter and, as such we are raising our full-year 2026 Adjusted free cash flow guidance to $140 - $150 million, representing approximately 8.5% of revenue.

We project further sequential improvement in revenue and Adjusted EBITDA during the fourth quarter, supported by a production solutions project in North Africa, tubular sales in North and Latin America, and equipment sales in the Middle East and Asia. This fourth-quarter improvement will be smaller than previously anticipated, as certain high-margin activities have shifted into 2027, reducing our fourth-quarter Adjusted EBITDA expectations by approximately $20 million. Operators have deferred subsea activity in the U.S. Gulf following inclement weather in the late third quarter and fourth quarter, while well intervention and integrity work in Colombia has moved from the fourth quarter into 2027 following a change in the operator’s schedule. These projects remain in our order backlog for execution in 2027, with their value, profitability and associated cash flows retained. These small schedule changes affect the timing – but not the value – of our results, with the deferred activity now expected to contribute in 2027.

Our strong Adjusted free cash flow generation is a direct result of increased capital discipline and the tangible benefits of our Drive 25 initiatives, including the realignment of our geographic segments to create AMENA. These efforts, together with significantly improved collections and broader improvements in working capital management, are driving meaningful gains in cash flow.

Our outlook for Middle East operations remains unchanged for the balance of 2026 and for full-year 2027.

Looking ahead, our preliminary expectations for 2027 are for mid-teens growth in Adjusted EBITDA and more than 20% growth in Adjusted free cash flow compared with 2026. Together with our strong cash generation and the projects scheduled for execution next year, these expectations position Expro to enter 2027 from a position of strength. These initial expectations include a full year of contribution from the Enhanced Drilling acquisition. We remain excited about the growth potential of this industry-leading MPD technology and customer inquiries remain robust. To that end, the Company recently commenced its first operations utilizing the Enhanced Drilling technologies in West Africa, expanding the usage of the technology to another strong offshore region.

Financial Guidance

Our guidance takes into consideration the ongoing conflict in the Middle East and the inclusion of the Enhanced Drilling acquisition, which closed late July 2026. Additionally, we have updated our annual guidance based on third quarter and projected fourth quarter results.

		Current Guidance	Prior Guidance
	Three Months Ended	Full Year Ended	Full Year Ended
	December 31,	December 31,	December 31,
(in millions)	2026	2026	2026
Revenue	$465 - $485	$1,660 - $1,680	$1,650 - $1,700
Adjusted EBITDA	$100 - $110	$330 - $340	$355 - $365
Capital expenditure		$110 - $115	$110 - $120
Adjusted free cash flow		$140 - $150	$135 - $145

Other Financial Information

As of September 30, 2026, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $173 million, and the Company’s total liquidity stood at $260 million. Total liquidity includes $87 million available for drawdowns as loans under the Company’s revolving credit facility. The Company had outstanding long-term borrowings of $259 million as of September 30, 2026.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available in the Investor section of www.expro.com.

Notable Awards and Achievements

North and Latin America (NLA)

•	In Alaska, Expro was awarded a contract for two project-specific flowback packages, which is expected to exceed 200 wells. This is a two-year contract with two one-year options attached.
•	In Canada, Expro renewed a contract for its tubular running services for approximately 30 more offshore well with options that could extend the contract further for more than a decade, which highlights Expro’s positioning as a preferred provider.

Europe and Sub-Saharan Africa (ESSA)

•	In Mozambique, the Company secured a three-year tubular running service contract in which Expro will deploy its Auton™ and iTONG technologies.
•	In Nigeria, Expro received contract awards in its subsea landing string business as well as the first deployment of the Company’s 14-inch BRUTE Packer in the ESSA region.
•	In West Africa, the Company commenced its first operations utilizing Enhanced Drilling technologies with the successful start-up of its EC Drill® Dual MPD system.

Asia, Middle East and North Africa (AMENA)

•	In Algeria, the Company secured an agreement expanding the existing scope of production solutions work, reinforcing the Company’s position as a preferred solution provider.
•	In Australia, Expro secured a three-year contract to deploy the Company’s Through Blowout Preventer Intervention Riser System (“TBIRS”) supporting the customer’s offshore drilling, completion and flowback operations.

Technologies

•

Expro secured eight finalist nominations at the 2026 Gulf Energy Information Excellence Awards, demonstrating the breadth and strength of its technology portfolio. The Company won the following category - Best Controls, Instrumentation, Automation Technology-Upstream: iTONG™.

•

The Company launched Maestro®, a modular well-test platform designed to support safer, more efficient operations while retaining human oversight of critical decisions. Combining automation, remote control, real-time visibility and decision support, Maestro® helps reduce operational complexity across onshore and offshore environments. A full deployment can reduce red-zone exposure by up to 67%.

•

Expro’s Articulock® gained traction across North Sea well construction, intervention and subsea recovery projects in water depths exceeding 1,000 meters. This technology reduces fatigue and bending loads and, on one campaign, enabled operations beyond conventional weather limits, avoiding several days of potential delay.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2026 to the results for the second quarter of 2026.

North and Latin America (NLA)

Revenue for the NLA segment was $155 million for the three months ended September 30, 2026, an increase of $26 million, or 20%, compared to $129 million for the three months ended June 30, 2026. The increase was primarily driven by the Enhanced Drilling acquisition, higher well construction revenue in the U.S., Brazil and Suriname, higher well flow management revenue in Caribbean and Mexico, increased subsea well access activities in the U.S., partially offset by lower well flow management revenue in the U.S.

Segment EBITDA for the NLA segment was $36 million, or 23% of revenues, during the three months ended September 30, 2026, an increase of $10 million, or 37%, compared to $26 million, or 20%, of revenues during the three months ended June 30, 2026. The marginal increase in Segment EBITDA was primarily attributable to increase in revenue.

Europe and Sub-Saharan Africa (ESSA)

Revenue for the ESSA segment was $149 million for the three months ended September 30, 2026, an increase of $22 million, or 17%, compared to $127 million for the three months ended June 30, 2026. The increase in revenue was primarily attributable to the Enhanced Drilling acquisition, higher well construction management activities in Ivory Coast, Norway and Azerbaijan and increased subsea well access activities in Ghana. These increases were partially offset by lower well flow management revenue in the United Kingdom and reduced subsea well access activities in the United Kingdom and Norway.

Segment EBITDA for the ESSA segment was $38 million, or 26% of revenues, for the three months ended September 30, 2026, an increase of $4 million, or 12%, compared to $34 million, or 27% of revenues, for the three months ended June 30, 2026. The increase in Segment EBITDA, was primarily attributable to higher revenue, partially offset by a slight decrease in segment EBITDA margin due to reduced work on higher margin projects.

Asia, Middle East and North Africa (AMENA)

Revenue for the AMENA segment was $136 million for the three months ended September 30, 2026, a decrease of $1 million, or 1%, compared to $137 million for the three months ended June 30, 2026. The decrease in revenue was primarily attributable to lower well flow management revenue in Saudi Arabia and reduced subsea access activities in Malaysia, partially offset by higher well flow management revenue in India and higher well construction revenue in Saudi Arabia.

Segment EBITDA for the AMENA segment was $41 million, or 30% of revenues, for the three months ended September 30, 2026, an increase of $0.2 million, or 0.4%, compared to $41 million, or 30% of revenues, for the three months ended June 30, 2026.

Conference Call

The Company will host a conference call to discuss third quarter 2026 results on Tuesday, November 3, 2026, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

Toll-Free: +1 (833) 461-5787

Toll: +1 (626) 884-3620

Access ID: 591846746

To listen via live webcast, please visit the Investor section of www.expro.com.

The third quarter 2026 Investor Presentation is available in the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of two weeks.

To access the audio replay telephonically:

Dial-In: Toll-Free:+1 (833) 309-1852 or Toll: +1 (929) 828-5978

Access ID: 591846746

Start Date: November 3, 2026, approximately 1:00 p.m. CT

End Date: November 17, 2026, 10:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

About Expro

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity.

With roots dating to 1938, Expro has approximately 7,000 employees and provides services and solutions to leading energy companies in both onshore and offshore environments in more than 60 countries.

For more information, please visit: www.expro.com and connect with Expro on X @ExproGroup and LinkedIn @Expro.

Contact

Dave Wilson - Vice President Investor Relations

+1 (281) 384-1544

InvestorRelations@expro.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the outcome and benefits of the Enhanced Drilling acquisition, the Company’s ability to achieve the anticipated synergies as a result of the Enhanced Drilling acquisition, and the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance and operating results. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, inflationary pressures, international trade laws, tariffs, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the definitive Proxy Statement/Prospectus, dated April 21, 2026, and the Annual Report on Form 10-K of Expro Group Holdings N.V. (“Expro NV”) for the year ended December 31, 2025, in each case filed with the SEC, as well as other risks and uncertainties set forth in other filings with the SEC by the Company and Expro NV. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

(1)

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

(2)

Free cash flow is defined as cash provided by (used in) operating activities less capital expenditures. Free cash flow margin is defined as free cash flow divided by total revenue, expressed as a percentage. Adjusted free cash flow is defined as cash provided by (used in) operating activities less capital expenditures, adjusted for merger and integration expense, severance and other expense (income) and other adjustments. Adjusted free cash flow margin reflects adjusted free cash flow expressed as a percentage of total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Expro is not able to provide a reconciliation of forward-looking Adjusted EBITDA and adjusted free cash flow to the most directly comparable GAAP measure without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation, including net income (loss) and net cash provided by operating activities.

EXPRO LTD
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Total revenue	$439,943	$393,182	$411,356	$1,200,698	$1,224,968
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(344,713)	(311,158)	(311,142)	(953,485)	(936,615)
General and administrative expense, excluding depreciation and amortization expense	(18,309)	(19,655)	(20,491)	(55,858)	(56,804)
Depreciation and amortization expense	(53,279)	(45,792)	(46,195)	(144,466)	(138,332)
Merger and integration expense	(9,994)	(3,634)	(1,293)	(13,916)	(5,300)
Severance and other expense	(8,769)	(2,572)	(5,782)	(14,567)	(18,575)
Total operating cost and expenses	(435,064)	(382,811)	(384,903)	(1,182,292)	(1,155,626)
Operating income	4,879	10,371	26,453	18,406	69,342
Other income (expense), net	629	(242)	524	734	2,458
Interest and finance expense, net	(5,802)	(2,712)	(4,106)	(10,065)	(11,836)
(Loss) income before taxes and equity in income of joint ventures	(294)	7,417	22,871	9,075	59,964
Equity in income of joint ventures	5,296	2,763	5,897	11,290	12,998
Income before income taxes	5,002	10,180	28,768	20,365	72,962
Income tax expense	(10,203)	(8,152)	(14,805)	(24,572)	(27,048)
Net (loss) income	$(5,201)	$2,028	$13,963	$(4,207)	$45,914

(Loss) earnings per common share:
Basic	$(0.05)	$0.02	$0.12	$(0.04)	$0.40
Diluted	$(0.05)	$0.02	$0.12	$(0.04)	$0.40
Weighted average common shares outstanding:
Basic	112,343,412	113,098,653	114,804,684	113,017,432	115,483,955
Diluted	112,343,412	114,446,970	115,447,110	113,017,432	115,956,527

EXPRO LTD
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$170,362	$196,093
Restricted cash	2,146	1,380
Accounts receivable, net	477,767	477,026
Inventories	183,679	167,895
Income tax receivables	49,837	31,654
Other current assets	120,623	86,287
Total current assets	1,004,414	960,335

Property, plant and equipment, net	583,615	523,157
Investments in joint ventures	78,387	78,706
Intangible assets, net	329,667	251,329
Goodwill	421,819	348,558
Operating lease right-of-use assets	78,745	72,777
Non-current accounts receivable, net	7,432	7,432
Post-retirement benefits	5,346	-
Other non-current assets	16,582	17,141
Total assets	$2,526,007	$2,259,435

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$316,212	$268,588
Income tax liabilities	56,537	51,111
Finance lease liabilities	2,673	2,359
Operating lease liabilities	23,016	18,225
Other current liabilities	153,920	103,379
Total current liabilities	552,358	443,662

Long-term borrowings	259,065	79,065
Deferred tax liabilities, net	38,857	19,513
Post-retirement benefits	-	314
Non-current finance lease liabilities	11,960	12,762
Non-current operating lease liabilities	55,425	56,103
Uncertain tax positions	75,835	77,890
Other non-current liabilities	31,595	36,003
Total liabilities	1,025,095	725,312

Ordinary shares	12	-
Common stock	-	8,559
Treasury stock	(163,231)	(127,137)
Additional paid-in capital	2,125,997	2,110,177
Accumulated other comprehensive income	17,870	18,053
Accumulated deficit	(479,736)	(475,529)
Total stockholders’ equity	1,500,912	1,534,123
Total liabilities and stockholders’ equity	$2,526,007	$2,259,435

EXPRO LTD
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net (loss) income	$(4,207)	$45,914
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	144,466	138,332
Equity in income of joint ventures	(11,290)	(12,998)
Stock-based compensation expense	23,737	21,483
Elimination of unrealized loss on sales to joint ventures	282	-
Changes in fair value of contingent consideration	(4,906)	-
Deferred taxes	(7,503)	(17,211)
Unrealized foreign exchange loss (gain)	3,544	(7,227)
Changes in assets and liabilities:
Accounts receivable, net	12,603	25,574
Inventories	(5,202)	(12,676)
Other assets	(2,045)	(16,219)
Accounts payable and accrued liabilities	29,878	(34,799)
Other liabilities	3,787	25,953
Income taxes, net	(15,761)	(2,007)
Dividends received from joint ventures	11,328	4,669
Other	(6,986)	(5,687)
Net cash provided by operating activities	171,725	153,101

Cash flows from investing activities:
Capital expenditures	(88,400)	(78,512)
Payment for acquisition of business, net of cash acquired	(195,176)	-
Proceeds from disposal of assets	-	5,000
Net cash used in investing activities	(283,576)	(73,512)

Cash flows from financing activities:
Release of (cash pledged for) collateral deposits, net	228	(552)
Proceeds from borrowings	235,246	-
Repayment of borrowings	(88,255)	(22,000)
Repurchase of common stock	(49,133)	(40,088)
Payment of withholding taxes on stock-based compensation plans	(3,412)	(1,528)
Repayment of financed insurance premium	(3,097)	(6,452)
Repayments of finance leases	(1,681)	(1,433)
Net cash provided by (used in) financing activities	89,896	(72,053)

Effect of exchange rate changes on cash and cash equivalents	(3,010)	6,421
Net (decrease) increase to cash and cash equivalents and restricted cash	(24,965)	13,957
Cash and cash equivalents and restricted cash at beginning of period	197,473	184,663
Cash and cash equivalents and restricted cash at end of period	$172,508	$198,620

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$48,413	$45,873
Cash paid for interest, net	9,949	16,149
Change in accounts payable and accrued expenses related to capital expenditures	1,854	4,559

EXPRO LTD
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2026		2026		2025		2026		2025
NLA	$155,286	35%	$129,287	33%	$150,868	37%	$412,756	34%	$427,728	35%
ESSA	148,510	34%	126,687	32%	125,838	30%	389,116	32%	370,578	30%
AMENA	136,147	31%	137,208	35%	134,650	33%	398,826	33%	426,662	35%
Total	$439,943	100%	$393,182	100%	$411,356	100%	$1,200,698	100%	$1,224,968	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2026		2026		2025		2026		2025
NLA	$35,715	23%	$26,082	20%	$36,842	24%	$87,734	21%	$101,136	24%
ESSA	38,069	26%	34,071	27%	40,503	32%	103,645	27%	$109,326	30%
AMENA	41,413	30%	41,257	30%	39,911	30%	113,433	28%	$132,306	31%
Total Segment EBITDA	115,197		101,410		117,256		304,812		342,768
Corporate costs(4)	(29,282)		(28,130)		(29,181)		(85,939)		(91,115)
Equity in income of joint ventures	5,296		2,763		5,897		11,290		12,998
Adjusted EBITDA	$91,211	21%	$76,043	19%	$93,972	23%	$230,163	19%	$264,651	22%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments but are not attributable to a particular operating segment, including central product line management, research, engineering and development, logistics, sales and marketing, and health and safety.

Revenue by areas of capabilities:

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2026		2026		2025		2026		2025
Well Construction	$186,887	42%	$137,139	35%	$153,995	37%	$449,480	37%	$432,274	35%
Well Management (1)	253,056	58%	256,043	65%	257,361	63%	751,218	63%	792,694	65%
Total	$439,943	100%	$393,182	100%	$411,356	100%	$1,200,698	100%	$1,224,968	100%

(1)	Well Management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO LTD
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Gross Profit, Contribution(1), Gross Margin and Contribution Margin(2):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Total revenue	$439,943	$393,182	$411,356	$1,200,698	$1,224,968

Less: Cost of revenue, excluding depreciation and amortization	(344,713)	(311,158)	(311,142)	(953,485)	(936,615)
Less: Depreciation and amortization related to cost of revenue	(53,144)	(45,624)	(46,025)	(144,000)	(137,915)
Gross profit	42,086	36,400	54,189	103,213	150,438

Add: Indirect costs (included in cost of revenue)	73,197	66,226	67,889	206,900	206,749
Add: Stock-based compensation expenses	3,523	4,508	2,549	10,927	7,376
Add: Depreciation and amortization related to cost of revenue	53,144	45,624	46,025	144,000	137,915
Contribution	$171,950	$152,758	$170,652	$465,040	$502,478

Gross margin	10%	9%	13%	9%	12%

Contribution margin	39%	39%	41%	39%	41%

(1)

Contribution is a non-GAAP measure and is defined as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is a non-GAAP measure and is defined as Contribution as a percentage of Revenue.

EXPRO LTD
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Total revenue	$439,943	$393,182	$411,356	$1,200,698	1,224,968

Net (loss) income	$(5,201)	$2,028	$13,963	$(4,207)	45,914

Income tax expense	10,203	8,152	14,805	24,572	27,048
Depreciation and amortization expense	53,279	45,792	46,195	144,466	138,332
Severance and other expense	8,769	2,572	5,782	14,567	18,575
Merger and integration expense	9,994	3,634	1,293	13,916	5,300
Other (income) expense, net	(629)	242	(524)	(734)	(2,458)
Stock-based compensation expense	8,183	9,560	7,201	25,017	21,483
Foreign exchange loss (gain)	811	1,351	1,151	2,501	(1,379)
Interest and finance expense, net	5,802	2,712	4,106	10,065	11,836
Adjusted EBITDA	$91,211	$76,043	$93,972	$230,163	264,651

Net (loss) income margin	(1)%	1%	3%	(0)%	4%

Adjusted EBITDA margin	21%	19%	23%	19%	22%

Free Cash Flow Reconciliation, Free Cash Flow Margin, Adjusted Free Cash Flow Reconciliation and Adjusted Free Cash Flow Margin:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Total revenue	$439,943	$393,182	$411,356	$1,200,698	$1,224,968

Net cash provided by operating activities	$64,979	$81,462	$63,179	$171,725	$153,101
Less: Capital expenditures	(31,452)	(31,184)	(24,196)	(88,400)	(78,512)
Free cash flow	33,527	50,278	38,983	83,325	74,589

Operating cashflow margin	15%	21%	15%	14%	12%
Free cash flow margin	8%	13%	9%	7%	6%

Add: Merger and integration expense (1)	9,994	3,634	1,293	13,916	5,300
Add: Severance and other expense (1)	8,769	2,572	5,782	14,567	18,575
Adjusted free cash flow	$52,290	$56,484	$46,058	$111,808	$98,464

Adjusted free cash flow margin	12%	14%	11%	9%	8%

(1)	Expenses directly referenced on the condensed consolidated statements of operations.

EXPRO LTD
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Net (loss) income	$(5,201)	$2,028	$13,963	$(4,207)	$45,914
Adjustments:
Merger and integration expense	9,994	3,634	1,293	13,916	5,300
Severance and other expense	8,769	2,572	5,782	14,567	18,575
Stock-based compensation expense	8,183	9,560	7,201	25,017	21,483
Total adjustments, before taxes	26,946	15,766	14,276	53,500	45,358
Tax benefit	(46)	(81)	(1)	(185)	(110)
Total adjustments, net of taxes	26,900	15,685	14,275	53,315	45,248
Adjusted net income	$21,699	$17,713	$28,238	$49,108	$91,162

Reconciliation of Adjusted Net Income per Diluted Share:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Net (loss) income	$(0.05)	$0.02	$0.12	$(0.04)	$0.40
Adjustments:
Merger and integration expense	0.09	0.03	0.01	0.12	0.05
Severance and other expense	0.08	0.02	0.05	0.13	0.16
Stock-based compensation expense	0.07	0.08	0.06	0.22	0.19
Total adjustments, before taxes	0.24	0.14	0.12	0.47	0.39
Tax benefit	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
Total adjustments, net of taxes	0.24	0.14	0.12	0.47	0.39
Adjusted net income	$0.19	$0.15	$0.24	$0.43	$0.79

As reported diluted weighted average common shares outstanding	112,343,412	114,446,970	115,447,110	113,017,432	115,956,527